Exhibit 5.1

October 12, 2005

Immunomedics, Inc.

300 American Road

Morris Plains, NJ 07950

Re:	Amendment No. 1 to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Immunomedics, Inc. a Delaware corporation (the “Company”), in connection with the filing of the referenced Amendment No. 1 to the Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) for the registration of (i) $37,675,000 in aggregate principal amount of 5% Senior Convertible Notes, due May 1, 2008 (the “Notes”), (ii) warrants to purchase up to 2,878,144 shares of common stock, $0.01 par value per share (the “Warrants”), (iii) an aggregate of 17,257,915 shares of common stock, $0.01 par value per share into which the Notes are convertible and the Warrants are exercisable and (iv) 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at the Company’s option, as interest on the Notes (collectively, the “Shares”). The Notes were issued under an Indenture dated as of April 29, 2005 (the “Indenture”) among the Company, JP Morgan Chase Bank, N.A. and Law Debenture Trust Company of New York, as trustee (the “Trustee”). The Warrants were issued under the Warrant Agreement between the Company and JP Morgan Chase Bank, N.A. All of the Notes, Warrants and Shares are being registered on behalf of certain holders of the Notes and Warrants.

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal,

Immunomedics, Inc.

October 12, 2005

valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We have also assumed that the Notes and Warrants have been delivered by the Company against receipt of the purchase price therefor.

Based upon the foregoing, we are of the opinion that (i) the Notes and Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (ii) the issuance of the Shares upon a valid conversion of the Notes or valid exercise of the Warrants has been duly authorized, and upon a valid conversion of the Notes or exercise of the Warrants, in accordance with their respective terms, the Shares that are issued will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered.

The opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP